Exhibit 99.1

Shrink Nanotechnologies to Begin Sales of its First Commercial Product – The StemDisc 450 Stem Cell and Cell Culture Product

IRVINE, CA – June 28, 2011 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTC Markets: INKN), an innovative high technology innovation and development company announced today that this week, it will unveil and begin commercial sales of its first commercial product – the StemDisc 450, a unique cell culture product for the development and study of spheroid cells and tissues.

Priced as low as $19.99, the StemDisc 450 Insert will fit into a standard 24 well plate, and each StemDisc 450 insert contains over 1,350 round bottom microwells.  The microwells are distributed in a honeycomb pattern to allow for even distribution of cells, regardless of cell type.  For the user, the StemDisc 450 does not require centrifuging which will save time and complication.  Also, the StemDisc 450 features round bottom microwells which eliminate air bubbles, and the inserts themselves are made of an ultra clear hard plastic, and put the biology less than 100 microns away from the bottom of the well, giving the user a closer look at their biology.  The StemDisc 450 is available as a single insert and in packages of 5 inserts, allowing the development of over 6,000 spheroids with a single StemDisc 450 package.

Shrink expects to kick off a formal marketing campaign in the coming weeks.  Additional information about the product may be found by visiting www.StemDisc.com or by emailing info@stemdisc.com.

Shrink CEO Mark L. Baum stated, “We are pleased to be launching our initial product – the StemDisc 450 – in its initial format – as an Insert.  We have spoken to potential users and because of the high growth in the stem cell space, the push for personalized medicine and the growing amount of drug discovery work being done, we wanted the format of our StemDisc product to work for as many potential customers and uses as possible.  Therefore, we built the StemDisc 450 Insert and shortly, we will launch the Stemdisc 450 Plate, which we hope will become the standard for any user interested in culturing spheroid cells and tissues.”

Baum added, “While this product is the first commercial product, it will not be our last.  We have additional versions of the StemDisc we are developing, and we are excited about the Cell Align product that also in its final stages of development.  These products were all the brainchild of our science founder, Dr. Michelle Khine, and they were developed using our NanoShrink prototyping film.  It is noteworthy that we continue to develop commercial NanoShrink kits and related tools for purchase.  We believe that these products will lead to tremendous innovation across a wide swath of industries, including the life sciences business.  It is this commitment to creativity and innovation that has recently listed our science founder, Dr. Michelle Khine and our company as number 87 on Fast Company magazine’s Most Creative People in Business (page 131).  The most recent edition of Fast Company is available on newsstands now.”

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a FIGA™ organization, focusing on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink licenses, owns and in all cases develops proprietary and patent-pending nano-sized technologies, components and product systems for a number of leading edge technology markets of varying sizes. For more information, please visit www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release due to a myriad of factors given the stage of development of Shrink. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Shrink is a development stage company and any investment in Shrink should only be made after (i) review of our public filings with the U.S. Securities and Exchange Commission (www.sec.gov), particularly the “Risk Factors” in our most recent Form 10-K, and (ii) after counsel from a registered investment professional.

For Shrink Nanotechnologies, Inc.

Contact:

Mark L. Baum

(760) 804-8844